EXHIBIT 23.1

PS&Co.

Padgett Stratemann & Co., LLP

Certified Public Accountants & Business Advisors

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Royale Energy, Inc., of our report dated March 29, 2008 appearing in the Annual Report on Form 10-K of Royale Energy, Inc., for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Padgett Stratemann & Co., L.L.P.

July 8, 2008

Austin San Antonio

515 Congress Avenue, Suite 1212, Austin, Texas 78701 P 512.476.0717 F 512.476.0462 www.padgett-cpa.com

An Independently Owned Member of the McGladrey Newtwork Worldwide Services through RSM International